Exhibit 99.1

FOR IMMEDIATE RELEASE

Quality Distribution, Inc. Reports Continued Record Earnings and Revenue with 2nd Quarter EPS up 100%

TAMPA, FL – (PR Newswire)—August 7, 2006—Quality Distribution, Inc. (Nasdaq: QLTY) (the “Company”) today reported record net income for the quarter ended June 30, 2006 of $5.5 million or $0.28 earnings per fully diluted share (EPS), as compared with net income of $2.7 million or $0.14 EPS in the second quarter of last year, an increase in EPS of 100%. Net income for the six months ended June 30, 2006 was $10.0 million, or $0.51 EPS, as compared with net income of $5.6 million, or $0.29 EPS last year, an increase in EPS of 76% over the same period of the prior year. This represents the Company’s third consecutive record quarterly earnings.

Total revenue for the quarter was $190.3 million, an 11.3% increase over second quarter revenues of $171.0 million last year, representing the fourteenth consecutive quarterly year-over-year increase in revenues. Transportation revenues increased 6.9% from the prior-year quarter as a result of a continued strong rate environment and an increase in miles. Total revenue for the six months ended June 30, 2006, increased 11.1% to $369.0 million from $332.2 million last year, with transportation revenues increasing by 6.9%.

Commenting on the results and outlook, Chief Executive Officer, Jerry Detter said, “A little over a year ago, we embarked on an ambitious plan to restore Quality Distribution to profitability. We are very pleased that our operating results are beginning to show the consistent improvement both we and our shareholders expect. We have made significant strides in the areas of driver recruitment, employee turnover, affiliate relations and back office processes; all of which manifest themselves in improving profitability. We have a significant sales pipeline, and, as we start the second half of the year, demand is strong and revenues are running at high single digit levels above last year.”

Mr. Detter added, “We were very pleased with our recent inclusion in the Russell 2000 and Moody’s upgrade of our corporate debt, both of which reflect a confirmation of the progress we have achieved in the operating results of the Company.”

Chief Financial Officer Timothy Page stated, “We continue to make steady progress in improving our earnings. Our operating income increased 37.6% as compared to the second quarter of last year, and 24.1% in the comparable six-month period, driven primarily by rate increases and improvements in our operating costs. This strong improvement in year-over-year operating results came in spite of the fact that we expensed approximately $1.4 million of costs related to a chemical release that occurred in early May at one of our tank wash locations. This site has been substantially cleaned up and is operating normally. Based on information from our independent experts, we believe that most of the costs incurred by the Company in dealing with this incident will ultimately be recovered from various third parties. As required by GAAP, the Company has not yet accrued for the anticipated recovery of the clean-up costs. These aforementioned cleanup costs were offset in part, by the recognition of approximately $690,000 of interest income that resulted from the repayment of loans made in 1999 to several ex-senior-level employees of the Company.”

Mr. Page continued, “The strong second quarter operating results, combined with a continuation of the reduction in our accounts receivable days sales outstanding (DSO), translated into a $6.1 million dollar reduction during the 2nd quarter in borrowings under our credit facilities.”

As previously announced, the Company will host a conference call for investors to discuss these results on August 8, 2006 at 8 a.m. Eastern time. The dial-in number is 800-811-8824 toll free; the passcode is 9650418. A replay of the call will be available until September 8, 2006, by dialing 888-203-1112; passcode 9650418. Copies of this earnings release and other financial information about the Company may be accessed on the “QDI Main / News and Publications” and “Investors” sections of the Company’s website at www.qualitydistribution.com.

Headquartered in Tampa, Florida, Quality Distribution, Inc. through its subsidiary, Quality Carriers, Inc., and Transplastics, a division of Quality Carriers, Inc., and through its affiliates and owner-operators, provides bulk transportation and related services. The Company also provides tank cleaning services to the bulk transportation industry through its QualaWash® facilities. Quality Distribution is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This earnings release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, these risks and uncertainties include the Company’s substantial leverage; economic factors; downturns in customers’ business cycles or in the national economy; the cyclical nature of the transportation industry; claims exposure; adverse weather conditions; dependence on affiliates and owner-operators; changes in government regulation including transportation, environmental and anti-terrorism laws; fluctuations in fuel pricing or availability; increases in interest rates; changes in senior management; the Company’s ability to successfully integrate acquired businesses; the Company’s ability to achieve anticipated operating results in fiscal 2006; the loss of the Company’s ability to use net operating losses; and the Company’s ability to attract and retain qualified drivers. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Contact:	Timothy B. Page
Senior Vice President and Chief Financial Officer
800-282-2031 ext. 7376

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
OPERATING REVENUES:
Transportation	$149,317	$139,628	$291,629	$272,842
Other service revenues	17,360	17,026	35,464	33,880
Fuel surcharge	23,601	14,377	41,935	25,447

Total operating revenues	190,278	171,031	369,028	332,169

OPERATING EXPENSES:
Purchased transportation	129,809	118,512	251,390	229,495
Compensation	18,393	16,442	36,274	31,017
Fuel, supplies and maintenance	12,796	9,284	23,739	16,441
Depreciation and amortization	3,851	4,304	7,788	8,757
Selling and administrative	5,486	4,292	10,751	10,563
Insurance claims	4,044	5,388	7,928	9,190
Taxes and licenses	855	1,011	1,645	1,628
Communications and utilities	2,307	2,008	4,855	4,064
Loss (gain) on disposal of property and equipment	(66)	81	(223)	53
PPI class action settlement and related expenses	—	404	—	913

Total operating expenses	177,475	161,726	344,147	312,121

Operating income	12,803	9,305	24,881	20,048

Interest expense	7,913	6,510	15,265	12,864
Interest income	(892)	(61)	(1,110)	(102)
Write off of debt issuance costs	—	—	—	1,110
Other (income) expense	(219)	(23)	(357)	10

Income before taxes	6,001	2,879	11,083	6,166
Provision for income taxes	467	161	1,069	532

Net income	$5,534	$2,718	$10,014	$5,634

PER SHARE DATA:
Net income per common share
Basic	$0.29	$0.14	$0.53	$0.30

Diluted	$0.28	$0.14	$0.51	$0.29

Weighted average number of shares
Basic	18,895	18,929	18,929	18,929
Diluted	19,734	19,192	19,616	19,291

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$1,996	$1,636
Accounts receivable, net	100,372	101,353
Current maturities of notes receivable from affiliates	44	145
Prepaid expenses	5,495	5,336
Prepaid tires	7,648	7,360
Other	9,074	4,872

Total current assets	124,629	120,702
Property and equipment, net	115,788	115,199
Assets held-for-sale	553	158
Goodwill	134,386	133,138
Intangibles, net	1,098	1,165
Notes receivable from affiliates, net	75	112
Other assets	11,714	11,931

Total assets	$388,243	$382,405

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$1,590	$1,515
Accounts payable	14,745	16,609
Affiliates and independent owner-operators payable	14,730	11,979
Accrued expenses	21,205	22,046
Environmental liabilities	9,198	8,516
Accrued loss and damage claims	9,748	9,598
Income tax payable	260	—

Total current liabilities	71,476	70,263
Long-term indebtedness, less current maturities	285,872	287,601
Environmental liabilities	4,345	8,643
Accrued loss and damage claims	25,032	25,032
Other non-current liabilities	10,133	10,213
Deferred tax liability	848	930

Total liabilities	397,706	402,682
Minority interest in subsidiary	1,833	1,833
SHAREHOLDERS’ DEFICIT:
Common stock, no par value; 29,000 authorized, 19,162 issued at June 30, 2006 and 19,123 issued at December 31, 2005	359,382	359,772
Treasury stock, 201 and 93 shares at June 30, 2006 and December 31, 2005, respectively	(2,613)	(1,042)
Accumulated deficit	(159,015)	(168,710)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(19,163)	(19,079)
Stock purchase warrants	43	54
Unearned compensation, restricted stock and stock units	—	(1,975)
Stock subscriptions receivable	(341)	(1,541)

Total shareholders’ deficit	(11,296)	(22,110)

Total liabilities, minority interest and shareholders’ deficit	$388,243	$382,405

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In 000’s)

Unaudited

	Six months ended June 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,014	$5,634
Adjustments to reconcile to net cash and cash equivalents used in Operating activities:
Depreciation and amortization	7,788	8,757
Bad debt expense	(236)	1,214
Foreign currency transaction loss	(178)	51
Loss on disposal of property and equipment	(223)	53
Interest income on repayment of stock subscription	(690)	—
Write-off of deferred financing costs	—	1,110
Stock based compensation	1,473	108
Amortization of deferred financing costs	901	906
Amortization of bond discount	122	111
Minority dividends	72	72
Changes in assets and liabilities:
Accounts and other receivables	1,217	(7,178)
Notes receivable from affiliates	138	369
Prepaid expenses	(159)	(23)
Prepaid tires	(465)	(498)
Other assets	(4,921)	(191)
Accounts payable and accrued expenses	(12,107)	(3,509)
Environmental liabilities	(3,616)	(2,881)
Accrued loss and damage claims	150	(3,286)
Affiliates and independent owner-operators payable	2,751	4,914
Other liabilities	(80)	(469)
Current income taxes	260	(1,654)

Net cash provided by operating activities	2,211	3,610

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(8,095)	(5,536)
Acquisition of business and assets	(4,630)	—
Proceeds from sales of property and equipment	3,330	1,629

Net cash used in investing activities	(9,395)	(3,907)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	—	83,300
Principal payments on long-term debt and capital lease obligations	(757)	(78,200)
Proceeds from revolver	113,900	62,700
Payments on revolver	(115,100)	(68,500)
Deferred financing fees	—	(2,755)
Change in book overdraft	9,402	2,319
Minority dividends	(72)	(72)
Other stock transactions	101	76

Net cash provided by (used in) financing activities	7,474	(1,132)

Net increase (decrease) in cash and cash equivalents	290	(1,429)

Effect of exchange rate changes on cash	70	4
Cash and cash equivalents, beginning of year	1,636	2,700

Cash and cash equivalents, end of period	$1,996	$1,275